Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3) of Permian Resources Corporation (formerly Centennial Resource Development, Inc.) and in the related Prospectus of our report dated May 13, 2021, with respect to the consolidated financial statements of Luxe Energy LLC and Subsidiaries, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Denver, Colorado

September 8, 2022